Exhibit 99.1


                                 PRESS RELEASE


                          OXIGENE GRANTED U.S. PATENT
                              ON NEU-SENSAMIDE(TM)
                       Lund and New York - April 15, 1996


OXiGENE, Inc. (NASDAQ:OXGN) today announced that the Company will be granted (notice of allowance) a U.S. patent covering its product Neu-Sensamide(TM). The patent includes both proprietary formulation and route of administration claims.

Dr. Bjorn Nordenvall, CEO of OXiGENE comments: "-This is a breakthrough for the Company as we have hereby obtained a strong and complete patent protection for New- Sensamide(TM). Of particular importance is that the patent has been allowed without restrictions in accordance with our application. This information means that we will accelerate our clinical trial program with Neu-Sensamide(TM) and will initiate a phase III trial in lung cancer and a phase I/II trial in brain cancer during 1996".

Neu-Sensamide(TM) is already protected by OXiGENE's patent (U.S. patent No. 5,340,565) regarding the use of so called sensitizers to enhance the effect of radiation and chemotherapy in the treatment of cancer. Neu-Sensamide(TM), a second generation radiosensitizer, is believed by the Company to be of great commercial potential, as the product can be given intramuscularly and it also has significantly reduced side effects in comparison to Sensamide(TM), as shown in a recent phase I trial.

OXiGENE, Inc. is focusing on the development of drugs within the Company's core technology area, the cellular DNA repair mechanism and in particular the enhancement of clinical efficacy of radiation and chemotherapy in cancer treatment. The Company is currently conducting a clinical phase II/III trial with Sensamide(TM) its first generation product as a drug for enhancing the effect of radiation treatment in lung cancer. Today 145 patients out of 226 have been included in the trial which is being conducted in Sweden, Norway, Denmark, Great Britain and Germany. The OXiGENE share is traded on NASDAQ in the U.S. since 1993. D. Carnegie AB is conducting an unofficial trading of the OXiGENE shares in Sweden.

More information:                   Bjorn Nordenvall, MD, CEO
                                    OXiGENE Europe AB, phone +46-46-16 88 60
                                    OXiGENE Inc., phone: (212) 421 0001

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